Exhibit 10.1



February 16, 1998

Mr. John A. Shaw
2410 White Horse Road
Berwyn,  PA   19312

Dear John:

It is with great pleasure that we welcome you to Virginia Power. As we have discussed, your employment will begin March 16, 1998, based on the Board of Directors electing you as an officer on February 20, 1998. Your title will be Senior Vice President and Chief Financial Officer for Virginia Power.

The terms of your employment agreement are as follows:

Duties

Both you and the Company agree that you will serve in a senior management position. You agree to (i) devote your knowledge, skill and best efforts on a full-time basis to performing your duties and obligations to the Company (with the exceptions of absences on the account of illness or vacation in accordance with the Company's policies and civic and charitable commitments not involving a conflict with the Company's business), and (ii) comply with the lawful and non arbitrary directions and orders of the Board of Directors and Chief executive Officer of the Company with respect to the performance of your duties.


                          EXECUTIVE DIRECT COMPENSATION

Your total direct compensation will consist of three components: base salary, annual incentive, and long-term incentive.

Base Salary

Your initial base salary will be $240,000, paid monthly on or about the 25th of the month. Each fall, officer's salaries are normally reviewed by the Virginia Power Board of Directors and any changes will take effect on the following March
1. You will participate in the base salary program on the same terms as all other elected officers.

Mr. Shaw
Page 2


Annual Incentive

Your annualized incentive target for 1998 is $114,100 and is based on meeting corporate and business goals for the calendar year 1998. For 1998, you will receive a pro-rata award of one-twelfth for every full month of employment during 1998, or a target of $85,575. Annual incentive awards are approved by the Board and are paid during the first quarter of the following year (e.g., awards for 1998 will be paid in the first quarter of 1999). The Board reviews the program each February, and approves the current year targets at that time. You will participate in the annual incentive program on the same terms as all other elected officers.

Long - Term Incentive

Every year we begin a new three-year plan cycle. For each partial cycle in which you participate you will receive a pro rata distribution from the plan. For example, when you complete the 1998 - 2000 three-year cycle, you will receive 33/36 of the final award distribution (representing your participation from April 1, 1998 through December 31, 2000). Your 100% target for the 1998 - 2000 cycle is $157,000, which will be prorated to $143,917. Shares of stock will be issued at the completion of the cycle based on the then-current value per share and in compliance with the guidelines of the long-term plan. These plans will continue at the discretion of the Virginia Power Board of Directors. Your participation in the long-term incentive plan will be on the same terms as all other elected officers.


                         EXECUTIVE INDIRECT COMPENSATION

Qualified Pension Plan

As stated in your offer letter, you will be credited with 20 years of service upon attaining age 55 and 30 years of service at age 60.

Executive Supplement Retirement Plan (ESRP)

Officers who retire with a minimum of five years of service as a company employee receive additional payments for 10 years. The annual benefit is payable on a monthly basis and is equal to 25% of final annual compensation. Final annual compensation is defined as the base salary at the time of retirement plus a percentage (currently 95%) of the annual incentive target. The plan also provides for payments to begin if you die or become disabled before retirement. If you die after retirement, but before receiving ten years of benefits, your beneficiary will receive the remaining payments. At retirement, you may elect to receive an actuarially reduced payment for up to 16 years. There is a

Mr. Shaw
Page 3

separate calculation for participants having a minimum of five years service but retiring before age 55.

Executive Retirement Benefit Restoration Plan

Since the company sets base salaries below market, and since the qualified pension is based on actual base salaries, executive pensions are calculated using an "adjusted base salary for pension purposes." The increased pension benefit cannot, by law, be paid out of the qualified pension plan. The Benefit Restoration Plan makes up for the portion of the pension which cannot be paid from the qualified plan. Federal law also limits the qualified pension coverage to the first $160,000 of base salary. The restoration plan is also used to make up for base salary which exceeds the $160,000 cap.

Rabbi Trust

From time to time, the company makes discretionary payments into a Rabbi Trust. This account is used to fund the payment of benefits payable under the Executive Supplemental Retirement Plan and/or the Executive Retirement Benefit Restoration Plan. The funds in the trust can only be used for the executive's benefit, and cannot revert to the company under any circumstances. Benefits funded in the Rabbi Trust are subject to claims of the company's creditors. The amount of the company's contribution to the trust fund is not taxable to the executive until actual payments are made to the executive from the trust.


                              EXECUTIVE PERQUISITES

Executive Continuity Agreement

This "Golden Parachute" provides three years of protection for salary and incentives in case of a hostile takeover.

Company Car and Phone

A company car, with cellular phone, is furnished. The value of personal use is reported as taxable income.

Executive Accidental Death and Dismemberment

All executives and spouses are provided $200,000 coverage for business travel aboard company aircraft. However, as a senior executive, you are provided $200,000 coverage for all accidents. Your spouse receives all accident coverage at the lesser rate of $150,000. These benefit amounts are payable for loss of life, hands, feet or eyes. Half the benefit is payable for loss of one hand, foot, or eye. Coverage ends at age 70.

Mr. Shaw
Page 4

Executive Deferred Compensation

Executives may elect to defer part or all of base salary and/or annual incentive awards. The election must take place before the period in which the compensation is earned. Deferred compensation is subject to Social Security and Medicare tax, but federal and state income taxes are deferred. No funds or assets are specifically set aside for the deferred amount. Deferred compensation is carried as a liability on the company books and the executive has the status of an unsecured creditor of the company. The deferred amount accumulates "earnings" as if it were invested in the executive's choice of an interest bearing account or Dominion Resources, Inc. Common Stock.

Executive Physical Examinations

Employee Health Services schedules executives for annual physical examinations.

Executive Estate and Tax Planning

The company pays for an initial educational consultation with a local attorney (Louis Mezzullo) specializing in estate planning. Subsequently, the executive may choose Mr. Mezzullo or any qualified professional to aid in the development of an initial estate plan. The company will reimburse up to $1,000 toward the initial estate plan, and $500 per year, thereafter, for an annual review and update. These taxable reimbursements are paid through payroll.


                                STANDARD BENEFITS

Health:  Medical, Drugs, Dental & Vision

Employees may choose among three deductible/co-pay options for medical coverage (Blue Cross/Blue Shield Preferred Provider Plan) or one of several HMOs. Dental and vision coverage is available. All are subsidized and may include eligible dependents.

Group Life Insurance

Up to three times annual salary coverage is available on a subsidized basis. An additional two times annual salary is available on a non-subsidized basis. $10,000 coverage is available for a spouse; $4,000 for children.

Accidental Death and Dismemberment

Up to three times base salary (as selected for group life) is available for employees at no extra charge.

Mr. Shaw
Page 5


Long-Term Disability

Subsidized coverage of 60% or 65% of salary is available after eligibility is established. There is a maximum benefit of $10,000 per month.

Qualified Pension Plan

At age 65, the normal benefit for 30 years of service is approximately 60% of your final five years average salary, subject to a Social Security offset. It is non-contributory. Your coverage under Virginia Power's Retirement Plan will begin after six (6) months of employment.

401(k) Plan and Savings Plan

Both pre- and post-tax options are available. The company matches 50% on the first 6% of salary contributed by the employee, limited to the first $160,000 of salary.

We believe that this is an excellent opportunity for Virginia Power to benefit from your skills and background, and we look forward to you joining our team.

To indicate your acceptance of this offer, please sign below and return a copy to me.


Sincerely yours,



Norman Askew
President and Chief Executive Officer



Acknowledged: /s/ John A. Shaw                  Dated:  February 18, 1998